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312 861-2000	Facsimile:
312 861-2200

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Exhibit 5.1

May 3, 2005

Commercial Vehicle Group, Inc.
6530 West Campus Oval
New Albany, Ohio 43054

Re:	Commercial Vehicle Group, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as special counsel to Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to 1,910,869 shares of its Common Stock, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

     In that connection, we have examined such corporate proceedings, documents, corporate records and other instruments and matters of law as we have deemed necessary to enable us to render this opinion, including the following: (i) the Certificate of Incorporation of the Company; (ii) the By-laws of the Company; (iii) the Bostrom Holding, Inc. Management Stock Option Plan (the “Stock Option Plan”) and the form of award agreement used thereunder; (iv) the Commercial Vehicle Group, Inc. Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) and the form of award agreement used thereunder; and (v) the Registration Statement and the exhibits thereto.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other

London                           Los Angeles                          New York                          San Francisco                          Washington, D.C.

Commercial Vehicle Group, Inc.
May 3, 2005

representatives of the Company and others and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we advise you that in our opinion the Shares have been duly authorized and, when the Shares have been duly issued in accordance with the terms of the Stock Option Plan or the Equity Incentive Plan and the respective award agreements issued thereunder and when the Shares are duly countersigned by the Company’s registrar, and upon receipt by the Company of the consideration to be paid therefor, the Shares will be validly issued, fully paid and nonassessable.

     Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely, /s/ Kirkland & Ellis LLP KIRKLAND & ELLIS LLP